Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (File Nos. 333-134606, 333-123698, 333-61953, 333-92875 and 333-92877) on Form S-8 and (File Nos. 333-134603 and 333-188907) on Form S-3 of DXP Enterprises, Inc. of our reports dated March 11, 2014, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, included in the Annual Report on Form 10-K of DXP Enterprises, Inc. for the year ended December 31, 2013.

Hein & Associates LLP
Houston, Texas

March 11, 2014